Exhibit 10.2

Orchard Lease Contract

Party A: Village Committee of Dierpo Village, Jinqu Town, Mei County

Party B: Shaanxi Guoweimei Kiwi Deep Processing Co., Ltd.

According to the Contract Law and other laws and regulations of the People's Republic of China, Party A and Party B have entered into this contract on the basis of consultation by equals, voluntarily with mutual consideration in respect of the lease of orchard and the parties shall be abided by it.

Article 1. The Location, Size, Number of seedlings on the ground of the orchard

Party A rents its 20,000 mu of orchards in Dierpo Village, Jinqu Town, Mei County, and about 2.2 million kiwi seedlings to Party B. During the contract period, the ownership of fruit trees in the orchard belongs to Party A, and the operation and management rights of the orchard and incomes from the fruit trees and the use of orchard shall belong to Party B.

Article 2. Contract Period

The lease term is 30 years, from August 5, 2016 to August 4, 2046 (solar calendar) .

Article 3. Lease fees, Payment time and method

The leasing fees for the orchard land and the seedling shall be RMB 1,250 yuan / mu / year. Before September 15th, 2016, Party B shall pay Party A the leasing fees for the first 10 years; before September 15th, 2026, Party B shall pay Party A the leasing fees for the second ten years; before September 15th, 2036, Party B shall pay Party A the leasing fees for the last ten years. The leasing fees shall be paid by bank wire transfer and Party A shall issue the receipts to Party B upon the payment.

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Article 4. Rights and Obligations of the Parties

4.1 The Rights and Obligations of Party A:

4.1.1 Party A guarantees it owns the use right of the land for lease, and upon the contract with Party B, no third party can claim any rights against Party B during the contract period .

4.1.2 Party A shall protect Party B's operation and management rights of the land and shall not change or terminate the contract unilaterally.

4.1.3 Party A shall respect Party B's production and operation autonomy and shall not interfere with the normal production and operation of Party B according to law.

4.2 Rights and Obligations of Party B:

4.2.1 Party B shall enjoy the right to use the contracted land and receive incomes from the contracted land, and the right to freely organize production, management and handle its products.

4.2.2 Party B shall not sub-lease or transfer the orchard to any third party.

4.2.3 Party B shall manage the fruit trees in the orchard carefully during the contracting period. Party B shall purchase seedlings and replant them if there is any damage. If there is any damage to the trees due to mismanagement (such as the occurrence of pests and diseases, fire, man-made damage to large size of fruit trees, etc.), Party B shall compensate the damages. If there is any damages to the trees due to irresistible natural disasters (such as hail, geological disasters), Party B shall not be liable for compensation of such damages.

4.4 Party B shall pay the leasing fees on time according to this contract.

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Article 5. Others

5.1 Any dispute arising out of or in connection with this Contract shall be settled through friendly consultation. If no agreement can be reached, either party can file a lawsuit to the local people’s court of the domicile of Party B.

5.2 This Contract is executed in two originals with the same legal effect. After the verified by both parties, this Contract shall take effect on the date of signature and seal by both parties.

Party A: Village Committee of Dierpo Village, Jinqu Town, Mei County

Party B: Shaanxi Guoweimei Kiwi Deep Processing Co.,Ltd.

August 3, 2016

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